FOR IMMEDIATE RELEASE

Business Development Corporation of America Announces Increases to its Public Offering Price and Annualized Distribution

Increases Reflect BDCA’s NAV Per Share Growth

New York, New York, October 30, 2013 ˗ Business Development Corporation of America (“BDCA” or the “Company”) announced today that its board of directors authorized an increase to the public offering price of shares of its common stock from $11.10 to $11.20 per share on October 29, 2013. The change will become effective with BDCA’s semi-monthly closing scheduled to occur on or about November 1, 2013, and is consistent with the Company’s pricing policy, which ensures that its net offering price will not exceed its net asset value (“NAV”) per share. The change was reflective of a continued increase in BDCA’s portfolio NAV.

As previously announced, BDCA intends to sustain a 7.75% annualized distribution rate, subject to further approval by its board of directors, with each subsequent public offering price increase. Therefore, the Company’s board of directors also authorized a corresponding increase to the Company’s annualized distribution on October 29, 2013, which will also become effective with the semi-monthly closing scheduled to occur on or about November 1, 2013. BDCA’s board of directors will continue to review BDCA’s annualized distribution with each future change to the public offering price to determine whether the Company should continue to sustain a 7.75% annualized distribution rate.

The Company’s President and Chief Operating Officer, Peter M. Budko, noted, “These increases to BDCA’s public offering price and distribution reflect the continued positive growth of the value of BDCA’s portfolio. We are pleased with the BDCA team’s continued successful realization of BDCA’s investment objective through generation of increased current income for its stockholders.”

About BDCA

A registration statement relating to the common stock of BDCA was filed with and has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”). These securities have not been approved or disapproved by the SEC or any state securities commission, nor have they passed upon the accuracy or adequacy of the prospectus. The offering of BDCA’s common stock is being made solely by means of a written prospectus forming part of the effective registration statement. The prospectus, which is available at www.bdcofamerica.com and http://www.sec.gov and may be obtained by calling 1-888-518-8073, contains additional information about BDCA. The prospectus should be read carefully by an investor before investing. Investors are advised to consider the investment objectives, risks, charges and expenses of BDCA carefully before investing. This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements, including statements with regard to the future performance of BDCA. These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different.

Performance data quoted herein represents past performance, and past performance does not guarantee future results. The investment return and principal value of an investment will fluctuate, so that an investor's shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the performance data quoted.

Prospective investors should consider the investment objectives, risks, and charges and expenses of Business Development Corporation of America carefully before investing. The Fund’s prospectus contains information about these important issued as well as other information about the Fund. A prospectus for the Fund may be obtained by calling 877-373-2522 or writing us in care of: Realty Capital Securities, LLC, Three Copley Place, Suite 3300, Boston, MA 02116. You may also download a copy of the Fund’s prospectus by going to www.bdcofamerica.com. Please read the prospectus carefully before investing.

Contacts

Anthony J. DeFazio	Nicholas Radesca, CFO & Treasurer
DDCworks	Business Development Corporation of America
tdefazio@ddcworks.com	nradesca@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)